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                                                                    EXHIBIT 11.1

                               REMEDY CORPORATION

                           COMPUTATION OF NET INCOME
                     PER COMMON AND COMMON EQUIVALENT SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                              THREE MONTHS
                                                                  ENDED         SIX MONTHS ENDED
                                                                JUNE 30,            JUNE 30,
                                                            -----------------   -----------------
                                                             1997      1996      1997      1996
                                                            -------   -------   -------   -------
PRIMARY
  Weighted average number of common shares outstanding....   27,326    28,276    27,150    26,088
  Incremental common shares attributable to shares
     issuable under employee stock plans..................    2,869     3,656     3,135     3,772
                                                            -------   -------   -------   -------
          Total shares....................................   30,195    30,136    30,286    29,860
                                                            =======   =======   =======   =======
Net income:
  Amount..................................................  $ 6,183   $ 3,380   $10,948   $ 5,647
                                                            =======   =======   =======   =======
  Per share...............................................  $  0.20   $  0.11   $  0.36   $  0.19
                                                            =======   =======   =======   =======
FULLY DILUTED
  Weighted average number of common shares outstanding....   27,326    26,277    27,150    26,088
  Incremental common shares attributable to shares
     issuable under employee stock plans..................    3,050     3,861     3,226     3,880
                                                            -------   -------   -------   -------
          Total shares....................................   30,376    30,138    30,376    29,968
                                                            =======   =======   =======   =======
Net income:
  Amount..................................................  $ 6,163   $ 3,380   $10,948   $ 5,647
                                                            =======   =======   =======   =======
  Per share...............................................  $  0.20   $  0.11   $  0.36   $  0.18
                                                            =======   =======   =======   =======

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